As filed with the Securities and Exchange Commission on May 3, 2000
                                                     Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------

                               I-LINK INCORPORATED

             (Exact Name of Registrant as Specified in its Charter)
                            (formerly Medcross, Inc.)

         Florida                                               59-2291344
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)


           13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020
               Telephone (801) 576-5000, Facsimile (801) 576-4295
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                                 John W. Edwards
                      Chairman and Chief Executive Officer
                               I-Link Incorporated
            13751 S. Wadsworth Park Drive, Suite 200, Draper UT 84020
                    (801) 576-5000, Facsimile (801) 576-4295
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:

       Dennis J. Friedman, Esq.                       David Hardy, Esq.
      Claude S. Serfilippi, Esq.                       Hardy & Allen
        Chadbourne & Parke LLP                     818 East South Temple
         30 Rockefeller Plaza                     Salt Lake City, UT 84102
      New York, New York 10112                      Phone (801) 364-6660
        Phone (212) 408-5100                       Facsimile (801) 364-6664
      Facsimile (212) 541-5369

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                      (cover continued overleaf)


                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
         Title of Each Class of               Amount to be        Proposed maximum      Proposed maximum          Amount of
       securities to be registered             Registered          price per share       aggregate price      Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                                  838,228             $ 7.26565           $   6,090,229         $   1,607.82
============================================ ================== ===================== ===================== ======================

(1) Common Stock issuable to JNC pursuant to the terms of the Settlement and Release Agreement dated March 10, 2000 between JNC and the Company (the "Settlement Agreement").

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                               I-LINK INCORPORATED

                        838,228 Shares of Common Stock

         This Prospectus relates to the resale by the holders thereof of up to 838,228 shares of Common Stock, par value $.007 per share ("Common Stock") of I-Link Incorporated issuable to JNC Opportunity Fund Ltd. ("JNC") pursuant to the terms of a Settlement Agreement dated March 10, 2000 (the "Settlement
Shares"). The Settlement Shares are also sometimes referred to as the "Registered Securities." See "Description of Securities." Holders of Settlement Shares may be referred to hereinafter as the "Selling Securityholder."

         On May 1, 2000 the closing sale price of the Common Stock as reported by the Nasdaq SmallCap Market ("Nasdaq") was $8.00.

         So long as the Registration  Statement of which this Prospectus forms a part is effective and the disclosure set forth herein is current, the holders of Registered Securities may sell such shares publicly. The securities offered by this Prospectus may be sold from time to time by the holders thereof. The distribution of the Registered Securities by the holders thereof may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the holders of Registered Securities in connection with sales of such securities.

         The Company will not receive any of the proceeds from the resale of any of the Registered Securities by the holders thereof. All costs incurred in the registration of the Registered Securities offered hereby have been borne by the Company. See "Use of Proceeds."

         AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND DILUTION. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is        , 2000.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q (File No. 0-17973) (the "Exchange Act Filings") with the Securities and Exchange Commission (the "Commission"). The Company filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities described herein, reference is made to the Registration Statement and to the exhibits filed therewith. The statements contained in this Prospectus with respect to the contents of any agreement or other document referred to herein are not necessarily complete and, in each instance, reference is made to a copy of such agreement or document as filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the provisions of the relevant documents. The Registration Statement, including the exhibits thereto, and the Company's Exchange Act
Filings may be inspected at: (i) the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and (ii) the offices of the Commission located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and (iii) the offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon request and payment of the appropriate fee from the Public Reference
Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                       DOCUMENTS INCORPORATED BY REFERENCE

         There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 heretofore filed with the Commission pursuant to the Exchange Act, to which reference is hereby made.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any information which has been incorporated by reference herein (not including exhibits to the information incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to I-Link Incorporated, 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020, Attention: Corporate Secretary.


                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus or incorporated by reference, including, without limitation, the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business" are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct.

                                   THE COMPANY

         I-Link Incorporated (the "Company") is an integrated voice and data communications company focused on simplifying the delivery of "Unified Communication." Unified Communication is the integration of traditional telecommunications with new data IP (Internet Protocol) communications systems with the effect of simplifying communications, increasing communication capabilities and lowering overall communication costs. Unified Communication platforms integrate telecommunication, mobile communication, paging, voice-over-IP (VoIP) and Internet technologies. Through its wholly owned subsidiaries I-Link Communications, Inc. ("I-Link Communications"), and I-Link Systems, Inc., the Company provides enhanced telecommunications services on a wholesale and retail basis. Through its wholly-owned subsidiaries MiBridge, Inc. ("MiBridge"), and ViaNet Technologies Ltd. ("ViaNet"), the Company undertakes the research and development of new telecommunications services, products, and technologies, and the licensing of certain of these products and technologies to other telecommunications companies. I-Link is a leader in the delivery of unified communications as a result of six core technology offerings: I-Link's Intranet, Softswitch Plus(TM), GateLink(TM), V-Link(TM), Indavo(TM), and I-Link TalkFree(TM).

         The Company's corporate offices are located at 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020; telephone (801) 576-5000.

                                  RISK FACTORS


         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. SUCH SECURITIES SHOULD BE PURCHASED ONLY BY PROSPECTIVE INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE HEREIN AND INCORPORATED BY REFERENCE HEREIN AND IN THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND THE NOTES THERETO.

Ongoing Capital Requirements; Need to Raise Additional Financing

         The conduct of the Company's business and the continued implementation of its business plans and operations has required and will continue to require the availability of substantial amounts of capital. The Company anticipates that revenues generated from its continuing operations will not be sufficient to fund its business through 2000. The Company has entered into additional financing arrangements as described below in order to obtain the additional funds required for its continuing operations in 2000:

         1. On April 13, 2000, Winter Harbor LLC ("Winter Harbor"), agreed to provide I-Link with a line of credit up to an aggregate amount of $15,000,000. This commitment expires on the earlier of April 12, 2001 or the date I-Link receives net cash proceeds of not less than $15,000,000 pursuant to one or more additional financings or technology sales, as well as licensing or consulting agreements outside the normal and historical course of business. The $15,000,000 aggregate commitment will be reduced by the $1,300,000 (plus accrued interest at 8% per annum) advanced to I-Link in the first quarter of 2000 by Winter Harbor, interest accruing on any other advances under such commitment, as well as any net cash proceeds received by I-Link in the future from additional financings or technology sales as well as licensing or consulting agreements outside the normal and historical course of business. Any amounts outstanding under the loan will be due and payable no later than April 12, 2001. As part of this agreement, I-Link has agreed to use its best effort to consummate as soon as possible one or more additional financings, technology sales or licensing or consulting agreements and to repay amounts outstanding under the loan with any net cash proceeds received by it from any such transaction. The loan from Winter Harbor will bear interest at 12.5% per annum, be secured by substantially all of the assets of I-Link and may be converted into common stock of I-Link, at the option of Winter Harbor, at a fixed conversion price of $8.625 per share. If I-Link has not terminated the commitment and repaid all amounts outstanding thereunder by May 15, 2000, it will issue to Winter Harbor up to 750,000 warrants to purchase I-Link common stock, with the actual number of warrants issued to be equal to the product of 750,000 times a fraction, the numerator of which equals the sum of the outstanding commitment and unpaid balance under the loan on such date and the denominator of which is 15,000,000. The warrants will be exercisable at a fixed strike price of $8.625 per share and expire in five years.

         2. On February 25, 2000, the Company obtained leasing arrangements for certain network equipment in an amount up to $5,000,000.

         3. The due date of the Company's existing obligation to Winter Harbor in the amount of $7,768,000 and accrued interest of $1,345,801 as of December 31, 1999, which was due April 15, 2000, was extended to April 15, 2001.

         While the Company believes that the aforementioned sources of funds will be sufficient to fund its operations in 2000, the Company anticipates that additional funds will be necessary after such time to fund its operations and finance the planned expansion of the Company's business communications services, product development and manufacturing, and to discharge the financial obligations of the Company. The availability of such funds will depend on prevailing market conditions, interest rates, and the financial position and results of operations of the Company. There can be no assurance that such funds will be available or if available that they will be on terms and conditions favorable to the Company. Furthermore, the Company may need to raise funds prior to the end of 2000 if, for example, the Company we accelerates the expansion of our network and services, pursues acquisitions or experiences operating losses that exceed our current expectations.

Significant Dilution to Current Shareholders

         "Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases. Holders of I-Link common stock have suffered significant dilution as a result of equity and debt financings and will suffer further dilution in the event that holders of I-Link's outstanding convertible securities, including shares of Class C preferred stock, Series M preferred stock and Series N preferred stock. The exercise of warrants and options, including options granted under I-Link's stock option plans and employment agreements, will result in additional dilution.

         As of April 10, 2000, there were, including the Settlement Shares, preferred stock, options and warrants outstanding which may be converted into or exercised for approximately 72,106,000 shares of common stock, which is nearly three times the current number of shares outstanding. If all of these securities were exercised or converted, the 72,106,000 new shares of common stock to be issued would represent nearly 73% of the then-outstanding shares of common stock. Such exercise or conversion would result in significant dilution for Holders of I-Link common stock. The potential of all of these shares of common stock being issued and then sold into the market, or the anticipation of those sales occurring, may also result in a decrease in the market price of I-Link's common stock, and may make it more difficult for I-Link to attract additional equity financing.

Reliance on Key Personnel

         The Company's operations are dependent upon the continued efforts and employment of its senior management. The officers of the Company have the principal responsibility for management of the Company and are responsible for making recommendations to the Board of Directors which exercises final authority over business decisions. While the Company has entered into employment agreements with senior management, the loss of the services of any of the officers or directors could be detrimental to the Company.

         Furthermore, the future performance of the Company depends in significant part upon its ability to attract and retain key technical, systems and sales personnel, most of whom are not bound by an employment agreement. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key technical, systems and sales personnel or that it will be able to attract highly qualified personnel in the future.

Expectation of Growth

         The Company plans to expand I-Link's real-time IP ("RTIP") network, which expansion will require additional capital expenditures. There is no assurance that such capital will be available or that it will be available on terms favorable to the Company. Moreover, the Company's ability to effectively achieve growth will require it to implement and improve operational, financial and management information systems and to train, motivate and manage employees, as well as to successfully market its products and services. These demands require the addition of new management personnel and the development of additional expertise by existing management. Failure to enhance customer support resources adequately to support increases in subscribers, or to adequately expand and enhance telecommunications infrastructure, may adversely affect the Company's ability to successfully conduct I-Link's business in the future. There can be no assurance that customer support or other resources will be sufficient to achieve future growth or that the Company will be able to implement in whole or in part its planned expansion. Any failure to do so could have a material adverse effect on the Company's future operating results.

I-Link Business Competition

         The market for telecommunications services is extremely competitive. The Company believes that its ability to compete successfully will depend upon a number of factors, including the pricing policies of competitors and suppliers; the capacity, reliability, availability and security of I-Link's RTIP; market presence and channel development; the timing of introductions of new products and services; ease of access to and navigation of the Internet or other such Data Communication Networks; the Company's ability in the future to support existing and emerging industry standards; the Company's ability to balance network demand with the fixed expenses associated with network capacity; and industry and general economic trends.

         While the Company believes there is currently no competitor in the North American market providing the same type of capabilities in the same manner that I-Link will offer using the I-Link RTIP, there are many companies that offer business communications services, and therefore compete with the Company at some level. These range from large telecommunications companies and carriers such as AT&T, MCI WorldCom and Sprint, to smaller, regional resellers of telephone line access. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that could compete with those of the Company on a more direct basis. These entities are far better capitalized than the Company and control significant market share in their respective industry segments. These entities also enjoy certain competitive advantages such extensive nationwide networks, name recognition, operating histories, and substantial advertising resources. In addition, there may be other businesses that are attempting to introduce products similar to the Company's for the transmission of business information over the Internet. There is no assurance that the Company will be able to successfully compete with these market participants.

Dependence on Suppliers

         I-Link relies on other companies to provide data communications capacity via leased telecommunications lines. Significant portions of the leased telecommunications lines used by I-Link are currently primarily provided by Sprint, MCI WorldCom, US West, Southwest Bell, and ICG. Further, the Company uses Sprint as the primary supplier of inbound and outbound telephone services in geographic areas the Company's own network does not cover. If any of the above suppliers are unable or unwilling to provide or expand their current levels of service to the Company in the future, the Company's operations could be materially adversely affected. Although leased telecommunications lines are available from several alternative suppliers, there can be no assurance that the Company could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. The Company is also subject to risks relating to potential disruptions in such telecommunications services. No assurance can be given that significant interruptions of telecommunications services to the Company will not occur in the future. Changes in tariffs, regulations, or policies by any of the Company's telecommunications providers may adversely affect the Company's ability to continue to offer long-distance service on what it considers to be commercially reasonable or profitable terms.

         I-Link is also dependent on certain third party suppliers of hardware components. Although I-Link currently attempts to maintain a minimum of two vendors for each required product, certain components used by I-Link in providing networking services are currently acquired from only one source. I-Link may from time to time experience delays in the receipt of certain hardware components. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company's ability to integrate, conduct and implement expansion of I-Link's business.

Software and Service Development; Technological Change

         The Company's success is highly dependent upon its ability to develop new software and services that meet changing customer requirements. The market for I-Link's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that the Company can successfully identify new service opportunities and develop and bring new software and services to the market in a timely manner, or that software, services or technologies developed by others will not render I-Link's software, services or technologies noncompetitive or obsolete in the future. The Company's pursuit of technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting the services currently provided by it to alternate access devices and conduits.

Lack of Certain Patent Protection

         The Company currently holds two patents for voice and data compression and conferencing, and has filed additional patent applications for various technologies including its technology for fax and voice communications over the Internet. To the extent any technology included in such products is patentable, there can be no assurance that any patent will be issued or that such patents will be effective to protect the Company's products from duplication by other developers. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation that may be necessary to enforce its right under any patent.

         Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with the Company's ability to sell its services. The Company has not conducted an independent review of patents issued to third parties. Although the Company believes that its products do not infringe on the patents or other proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against the Company or that such claims will not be successful. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its services.

Dependence on RTIP

         Key to the quality of I-Link services and the future success of the Company is the capacity, reliability and security of its RTIP to support the services. The Company must expand and adapt RTIP as the number of users and the amount of information they wish to transfer increases and to meet changing customer requirements. The expansion and adaptation of the RTIP will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt the RTIP to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully the contemplated network expansion. Any failure of the Company to expand the RTIP, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on the Company's overall business, financial condition and results of operations in the future.

Subscriber Growth and Retention; Reliance on Wholesale Customers

         I-Link is a growing business enterprise that is subject to all of the risks that present themselves to early stage companies, including but not limited to limited infrastructure, managerial resources, capitalization and market share. There can be no assurance that I-Link will be able to successfully compete with larger, more mature, better capitalized enterprises.

         In order to realize subscriber growth, the Company must be able to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expenses and subscriber acquisition costs associated with attracting new subscribers are substantial. Accordingly, the Company's ability to improve operating margins will depend in part on the ability to retain subscribers. The Company plans to invest significant resources in the telecommunications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs. There can be no assurance that the Company's future efforts in this area will improve subscriber retention.

         On February 15, 2000 the Company signed a strategic marketing and channel agreement with Big Planet, a wholly owned subsidiary of Nu Skin Enterprises, Inc. Under terms of the agreement, I-Link's independent network marketing sales force transitioned to Big Planet. The Company will continue to sell its products to Big Planet on a wholesale basis. While the Company believes this relationship will have a positive strategic and overall financial impact on the Company, it also increases risk to the Company due to the immediate concentration of sales to the residential market to primarily one customer (Big Planet). Should Big Planet discontinue marketing the Company's products, over 90% of the Company's existing telecommunications revenues would cease.

Potential Adverse Effects of Rate Changes

         The Company bills its customers for the long-distance telecommunications services used by such customers. The per-minute charge to each customer for long-distance telecommunications services is generally less than the customer would pay to traditional long-distance carriers for similar long-distance services. I-Link's ability to undersell such traditional long-distance carriers arises as a result of (1) the cost efficiencies inherent in IP telecommunications technology, with respect to long-distance calls carried on I-Link's RTIP Network, and (2) the volume discounts offered to I-Link in accordance with the terms of its contracts with traditional switched network carriers, with respect to calls or portions of calls carried over the traditional switched networks where required to complete long-distance calls to or from geographical areas not serviced by I-Link's RTIP Network. The Company believes I-Link's lower long-distance charges are an important factor in its ability to attract and retain customers. Therefore, a narrowing of the differential between the rates charged to the Company's customers and the cost of the bulk-rate long-distance telecommunications services purchased by I-Link for resale to such customers would have a significant adverse effect on I-Link. To the extent this differential decreases, the savings I-Link is able to obtain for its customers would decrease and I-Link would lose customers and face increased difficulty in attracting new customers, and the Company's operating results would also be adversely affected.

Failure To Meet Minimum Purchase Requirements Under Purchase Commitments

         The    Company    has    commitments    to    purchase    long-distance
telecommunications capacity on lines from a national provider in order to provide long-distance telecommunications services to the Company's customers who reside in areas not yet serviced by the Company's dedicated telecommunications network. The Company's minimum monthly commitment is approximately $550,000. The agreement is effective through May 2000. Failure to achieve the minimum will require shortfall payments by the Company equal to 50% of the remaining monthly minimum usage amounts.

         In January 1999, the Company entered into an agreement with a national carrier to lease local access spans. The three-year agreement includes minimum usage commitments of $1,512,000 during the first year and $2,160,000 in the second and third years. If the Company were to terminate the agreement early, it would be required to pay 25 percent of any remaining second and third year minimum monthly usage requirements.

         In December 1999, the Company entered into an agreement with a national carrier to provide long-distance capacity in order to provide long-distance telecommunications services to the Company's customers who reside in areas not yet serviced by the Company's dedicated telecommunications network. The eighteen-month agreement includes minimum monthly usage commitments of $250,000 beginning in the sixth month of the agreement. Either party may terminate the agreement with 90 days notice.

Dependence Upon Third Party Transmission Facilities

         The future profitability of the Company is based upon its ability to transmit its customers' long distance telephone calls on a cost effective basis over transmission facilities leased from facilities based long distance carriers that compete with the Company. The Company owns only a limited portion of the transmission facilities needed to complete all of its customers' long distance telephone calls. Accordingly, the Company is vulnerable to changes in its lease arrangements and the Company's direct dial long distance telephone business and the profitability thereof is dependent upon its ability to enter into cost effective lease arrangements, both long and short term, with facilities-based-carriers for the transmission of calls. While the Company believes that it has ample access to transmission facilities at attractive rates and expects to continue to have such access, there can be no assurance that leased capacity will continue to be available at cost-effective rates.

Equipment Failures; Natural Disaster

         Although the Company carries "commercial property/business interruption" insurance, such insurance does not include coverage of certain natural disasters. A major equipment failure or a natural disaster affecting any one of the Company's switching facilities could have a material adverse effect on the Company's operations.

Government Regulation

         Certain of the Company's operations are subject to regulation by the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). In addition, certain of the Company's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, the Company's operations could have a material adverse effect on the Company and the value of the Common Stock. Recently, the Federal Government enacted the Telecommunications Act of 1996 (the "Telecommunications Act"), which, among other things, allows the Regional Bell Operating Companies ("RBOCs") and others to enter the long distance business. Entry of the RBOCs or other entities, such as electric utilities and cable television companies, into the long-distance business may have a negative impact on the Company or its customers. The Company anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized; (ii) already have substantial end user customer bases; or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long-distance business would mean that the Company would face substantially increased competition. This could have a material adverse effect on the Company and the value of the Common Stock. In addition, the Telecommunications Act provides that state proceedings may in certain instances determine access charges the Company is required to pay to the local exchange carriers. No assurance can be given that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on the Company or its customers and on the value of the Common Stock.

         I-Link Communication's activities are regulated by the public utility commissions of the various states in which the Company operates. Also, decisions by the FCC with respect to the permissible business activities or pricing practices may have an adverse impact on I-Link Communication's operations. I-Link Communications could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by I-Link Communication's failure to file tariffs. Moreover, any significant change in regulations by state governmental agencies could significantly increase I-Link Communication's costs or otherwise have an adverse impact on I-Link Communication's activities and on its expansion efforts. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in Congress further liberalizing the telecommunications industry, specifically by permitting the Bell Operating Companies (BOCs) to provide service in the long-distance market and allowing the long-distance carriers such as AT&T, MCI WorldCom and the Company into the local markets. Although safeguards have been inserted into the legislation to ensure fair competition, there can be no assurance that the entry of the BOCs into the long-distance market will not have a material adverse effect on the Company's business.

Government Regulation of Internet-Related Business

         I-Link has been moving its customers off the facilities of existing long distance carriers, and has increased its reliance on a proprietary Internet protocol network for transmission in the hope of enjoying minimal federal regulation under current rules. Historically, the FCC has not regulated companies that provide the software and hardware for Internet telephony, or other Internet data functions, as common carriers or telecommunications service providers. Moreover, in May 1997, the FCC concluded that information and enhanced service providers are not required to contribute to federal universal service funding mechanisms. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has had long-standing authority. The FCC's framework for "enhanced services" confirms that the FCC has authority to regulate computer-enriched services.

Winter Harbor Has Potential Voting Control Over I-Link

         If Winter Harbor exercises all of its warrants, including the warrants potentially available under its promissory notes, converts its Series M preferred stock and Series N preferred stock to common stock, it has the potential to own approximately 51,372,548 shares, or 65.8%, of I-Link's then-outstanding common stock. These include:

         o approximately 7,593,360 shares of common stock from the conversion of 4,400 shares of Series M preferred stock;

         o approximately 5,181,295 issuable upon conversion of 14,404 shares of Series N preferred stock;

         o up to 28,540,000 shares of common stock underlying warrants which are exercisable at any time;

         o approximately 5,057,893 shares of common stock issuable upon conversion of Series M preferred stock that Winter Harbor would be entitled to receive should it elect to convert certain debt; and

         o approximately 5,000,000 shares of common stock issuable upon exercise of warrants Winter Harbor would be entitled to receive should it convert its promissory notes to common stock.

         Thus Winter Harbor could at any time obtain sufficient voting power to take control of I-Link. One of the Company's Directors, Mr. Keenan, serves on the Board of Directors as the designee of Winter Harbor. See "Description of Securities."

Dividends

         The Company must be current on dividends for it's Series C and M preferred stock in order to pay any dividends to common stock holders. Preferred stock dividends in the amount of

$351,868 and $489 were paid in 1999 and 1998, respectively, in common stock (non-cash) on the converted shares of Series F redeemable preferred stock. As of December 31, 1999, dividends in arrears (undeclared) on Series C and M preferred stock were $543,408 and $2,973,877, respectively. On February 22, 2000 the Company's Board of Director set a record date for payment of accrued dividends on the Series C preferred stock of $563,781 to stockholders of record on February 22, 2000, to be paid in shares (approximately 125,400) of the Company's common stock within ten business days of the date such shares of common stock become subject to an effective registration statement (anticipated in mid 2000) under the Securities Act of 1933, as amended. The Company has not paid and does not anticipate that it will pay dividends on its common stock in the foreseeable future.

Authorization of Preferred Stock

         The Company's Amended and Restated Articles of Incorporation, as further amended (the "Articles of Incorporation"), authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share (the "Preferred Stock"), with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which are senior to the shares of common stock offered hereby or which could adversely affect the voting power or other rights of the holders of outstanding shares of Preferred Stock or Common Stock. In addition, the issuance of additional shares of Preferred Stock may have the effect of rendering more difficult, or discouraging, an acquisition of the Company or changes in control of the Company. To date, a total of 521,000 shares of Preferred Stock have been designated in eight series, of which an aggregate 37,491 shares in three series remain outstanding. Although the Company does not currently intend to issue any additional shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.

Future Issuances of Stock by the Company; Potential Anti-Takeover Effect

         The Company  has  authorized  capital  stock of  150,000,000  shares of
Common Stock, $.007 par value per share and 10,000,000 shares of Preferred Stock. As of April 10, 2000, there were 26,700,108 shares of Common Stock issued and outstanding; 17,811 shares of Class C Preferred Stock issued and outstanding; 4,400 shares of Series M Preferred Stock issued and outstanding; and 15,280 shares of Series N Preferred Stock issued and outstanding. Although there are no present plans, agreements or undertakings with respect to the Company's issuance of any shares of stock or related convertible securities other than as described herein, the issuance of any of such securities by the Company could have anti-takeover effects insofar as such securities could be used as a method of discouraging, delaying or preventing a change in control of the Company. Such issuance could also dilute the public ownership of the Company. Inasmuch as the Company may, in the future, issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of the Company's stockholders. The issuance of additional shares of Common Stock may have the effect of rendering more difficult or discouraging an acquisition or change in control of the Company. In addition, a stockholder's pro rata ownership interest in the Company may be reduced to the extent of the issuance and/or exercise of any options or warrants relating to the Common Stock or Preferred Stock. See "Description of Securities."

Exposure to Tort Liability in Medical Industry

         The Company directly and indirectly controls two business entities that operated the Company's discontinued medical facilities. As such, the Company is exposed to general liability for contracts entered into by those businesses and for torts committed by its agents and employees during its period of operations. The Company's discontinued medical operations operated medical equipment used to perform procedures on or diagnose disease in patients. The Company is exposed to tort liability in the event of harm to patients due to the negligence of the Company, its agents, and employees. The Company currently maintains professional liability insurance coverage in the amount of $1,000,000. The Company also maintains an umbrella policy covering, among other things, workers' compensation, general, and automobile liability in an amount of $9,000,000 in coverage. There is no assurance that the Company will be able to continue to maintain such insurance coverage in the future.

Continued Nasdaq Listing

         The Common Stock is traded on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market ("Nasdaq") under the symbol "ILNK." While the Common Stock is currently listed for quotation on Nasdaq, there can be no assurance given that the Company will be able to continue to satisfy the requirements for maintaining quotation on Nasdaq or that such quotation will otherwise continue. If, for any reason, the Common Stock becomes ineligible for continued listing and quotation, holders of the Company's securities may have difficulty selling their securities should they desire to do so.

Year 2000 Issues

         I-Link's Year 2000 ("Y2K") program is designed to minimize the possibility of serious Y2K interruptions. Possible worst case scenarios include the interruption of significant parts of I-Link's business as a result of critical telecommunication networks and/or information systems failure. Any such interruption may have a material adverse impact on future results. In as much as the Company has not suffered any significant Y2K disruption as of this date, the Company does not believe its non-IT or IT systems were or will be significantly affected by Y2K.

         Much of the remediation efforts involved readily available, simple upgrades to hardware and software components, or relatively minor changes to the Company's in-house developed systems. Total cost of all remediation was approximately $100,000. Use of the Company's internal resources did not significantly delay any other systems development efforts.

         The Company believes that reliance on other telecommunications providers represent the Company's greatest Y2K exposure and is the primary third-party relationship that is critical to the Company's on-going operations. While the Company has its own communications network to carry much of its traffic, the Company's network is dependent upon significant third-party carriers (such as Sprint) and all local exchange carriers (LECs), such as U.S. West and PacBell. These entities originate and terminate local and long-distance caller traffic which accesses the Company's communications network or services areas not covered by I-Link's network. I-Link's carriers appear to have been Y2K compliant such that I-Link did not suffer any business interruptions on January 1, 2000 or thereafter. However, should any of I-Link's carriers suffer any interruptions related to Y2K in the future, the Company would not be able to deliver its services which would have a substantial negative impact on the Company and its results of operations, liquidity, and financial position.

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the resale of the Settlement Shares offered hereby.

                         DETERMINATION OF OFFERING PRICE

         The number of Settlement Shares to be delivered to JNC was determined pursuant to a formula contained in the Settlement Agreement.

                                    DILUTION

         Holders of Common Stock of the Company will suffer significant dilution in the event that any of the Company's outstanding convertible securities, warrants and options are converted or exercised by the holders thereof. See "Description of Securities."

                             SELLING SECURITYHOLDER

         The following table sets forth the beneficial ownership of the Registered Securities by the Selling Securityholder. The Company has agreed to pay all expenses in connection herewith (other than brokerage commissions and fees and expenses of their respective counsel). The Selling Securityholder has never held any position with the Company or had any other material relationship with the Company. The Company will not receive any proceeds from the sale of such securities by the Selling Securityholder.


                                                                         Maximum Amount of         Percent of Common
                                              Common Stock               Common Stock To Be        Stock Owned After
Name of Selling Securityholder                Beneficially Owned         Offered                   Offering
-----------------------------------           ------------------         ------------------        -----------------
JNC Opportunity Fund Ltd. (1)                         445,915(2)                1,284,143(3)                -0-

-------------------
(1) Encore Capital Management, L.L.C. is the investment advisor to JNC and as such, has the authority to vote and dispose of securities being offered by JNC hereunder. James Q. Chau and Neil T. Chau are the controlling persons of Encore Capital Management, L.L.C.

(2) The number of shares of Common Stock listed as beneficially owned by the named Selling Securityholder consists of: (i) 95,915 shares of Common Stock issued to the Selling Securityholder upon conversion of the Series F Preferred Stock (including shares issued as payment of dividends on the Series F Preferred Stock); and (ii) 350,000 shares of Common Stock issuable upon exercise of the JNC First Warrant and the JNC Second Warrant.

(3) Represents the shares of Common Stock described in the foregoing note (3) as well as 838,228 Settlement Shares.


                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is currently authorized to issue 150,000,000 shares of Common Stock, par value $.007 per share. As of April 10, 2000 there were 26,700,108 shares of Common Stock issued and outstanding and approximately 615 holders of record of the Common Stock, and approximately 18,070 beneficial owners. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company for a vote thereon. The holders of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor when, as and if declared by the Board of Directors;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) as noted above, are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders. Prior to any payment of dividends to the holders of Common Stock, all accrued and unpaid dividends on any outstanding shares of Preferred Stock must be paid. The Company anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the operations of its businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of the Company.

Preferred Stock

         The Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share (previously defined as the "Preferred Stock"). The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and, subject to the limitations contained in the Articles of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. New issuances of shares of Preferred Stock with voting rights can affect the voting rights of the holders of outstanding shares of Preferred Stock and Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Furthermore, additional issuances of shares of Preferred Stock with conversion rights can have the effect of increasing the number of shares of Common Stock outstanding up to the amount of Common Stock authorized by the Articles of Incorporation and can also, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and/or otherwise adversely affect the rights of holders of outstanding shares of Preferred Stock and Common Stock. To the extent permitted by the Articles of Incorporation, such shares of Preferred Stock may have preferences over the Common Stock (and other series of Preferred Stock) with respect to dividends and liquidation rights. As of April 10, 2000, 240,000 shares of Preferred Stock had been designated Class C Preferred Stock (of which 17,811 were issued and outstanding); 29,000 shares of Preferred Stock had been designated Series M Preferred Stock (of which 4,400 were outstanding); and 20,000 shares of Preferred Stock had been designated Series N Preferred Stock (of which 15,280 were outstanding).

Class C Preferred Stock

         Each outstanding share of Class C preferred stock may be converted into 24 shares of common stock. Any shares of Class C preferred stock still outstanding on September 6, 2001 shall convert to common stock automatically at a conversion rate determined by dividing $60.00 by the lower of (a) $2.50 or (b) 50% of the average closing bid price of the common stock for the ten trading days immediately preceding September 6, 2001. As of April 10, 2000, if all outstanding shares of Class C preferred stock were converted, the Company would issue 400,464 shares of common stock therefor.

Series M Preferred Stock

         The Series M preferred stock has a conversion value of $2,750 per share plus any accrued unpaid dividends, and is currently convertible into shares of common stock at $2.033 per share of common stock, which price may be adjusted downward in the event of specified dilutive transactions such as stock splits, dividends or reclassifications, mergers and reorganizations. Each outstanding share of Series M preferred stock may be converted into approximately 1,732 shares of common stock. If all 4,400 outstanding shares of Series M preferred stock were converted on April 10, 2000, I-Link would issue 5,951,795 shares of common stock therefor, and an additional 1,668,480 shares of common stock as payment for accrued but unpaid dividends. On October 10, 2002, all shares of Series M preferred stock still outstanding shall be converted to common stock automatically, at the lower of (a) $2.033 per share of common stock, subject to adjustment, or (b) 50% of the average closing bid price of the common stock in the ten trading days preceding October 10, 2002.

Series N Preferred Stock

         On July 23, 1999 the Company completed its offering of 20,000 shares of Series N preferred stock. The offering was fully subscribed through cash subscriptions and the Company exercising its right to exchange notes payable to Winter Harbor of $8.0 million and $4.0 million plus accrued interest. In total the Company exchanged $12,718,914 in debt and accrued interest. Winter Harbor purchased 14,404 (in cash and exchange of debt and interest) of the 20,000 shares of Series N stock. The Series N conversion price was initially set at $2.78, but may be reset to the lowest of: (1) 110% of the average trading price for any 20 day period following the date that Series N preferred stock is first issued; (2) the price at which any new common stock or common stock equivalent is issued; (3) the price at which common stock is issued upon the exercise or conversion of any new options, warrants, preferred stock or other convertible security; (4) the conversion price of any Series F preferred stock converted after the date that Series N preferred stock is first issued; and (5) a conversion price floor of $1.25.

Winter Harbor 1998 Convertible Debt

         Winter Harbor, the holder of the Series M preferred stock, may elect at any time to convert up to $7,768,000 of I-Link debt, plus accrued interest, into Series M preferred stock. As of April 10, 2000, those additional shares of Series M preferred stock would be convertible into 5,057,893 shares of common stock.

Winter Harbor Warrants

         As of April 10, 2000, Winter Harbor held warrants, exercisable at any time, for the purchase of up to 28,540,000 shares of common stock. In addition, if Winter Harbor elects to convert up to $7,768,000 in debt, plus accrued interest, into additional shares of Series M preferred stock, it is entitled to receive additional warrants to purchase 5,000,000 shares of common stock. The exercise prices of all of Winter Harbor's warrants varied at the time of their respective issuances, however, all are subject to adjustment downward to equal the market price of common stock in the event the common stock market price is below the original exercise price at the time of exercise. All of Winter Harbor's warrants have a current exercise price of $2.033 per share.

Other Outstanding Options and Warrants

         As of April 10, 2000, I-Link has issued and outstanding options and warrants to purchase an aggregate of approximately 15,850,000 shares of common stock to employees and others, at exercise prices ranging from $0.88 to $8.75.

Anti-Takeover Measures

         The Articles of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The Articles of Incorporation provide for a classified Board of Directors and that vacancies on the Board of Directors shall be filled only by a majority of the remaining directors then in office.

         In addition, the Bylaws provide, among other things, that no proposal by a stockholder shall be presented for vote at a special or annual meeting of stockholders unless such stockholder shall, not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of stockholders, which notice shall include the name and address of such stockholder, the number of voting securities he or she holds of record and which he or she holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any stockholder may make any other proposal at an annual meeting or special meeting of stockholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth above, such proposal shall be held over for action at an adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business proposed by a stockholder (acting in such capacity) shall be acted upon at such annual meeting unless stated and filed as described above.

Transfer Agent

         American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for the Company's Common Stock.

                              PLAN OF DISTRIBUTION

         The Selling Securityholder, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the Registered Securities in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Registered Securities may be sold by the Selling Securityholder by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law.

         From time to time the Selling Securityholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Registered Securities in connection therewith or in settlement of securities loans. From time to time the Selling Securityholder may pledge their Registered Securities pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Securityholder, the broker may offer and sell the pledged Registered Securities from time to time.

         In effecting sales, brokers and dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Securityholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Securityholder to sell a specified number of such Registered Securities at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Registered Securities at the price required to fulfill the broker-dealer commitment to the Selling Securityholder. Broker-dealers who acquire Registered Securities as principal may thereafter resell such Registered Securities from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Registered Securities commissions as described above. The Selling Securityholder may also sell the Registered Securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Securityholder and any broker-dealers or agents that participate with the Selling Securityholder in sales of the Registered Securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Registered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the Registered Securities, including fees and disbursements of counsel to the Selling Securityholder. The Company has agreed to indemnify the Selling Securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert or counsel named herein has or is to receive in connection with this offering any interest, direct or indirect, in the Company or any of its subsidiaries, nor was any such party connected with the Company or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

                                  LEGAL MATTERS

         Certain legal matters in connection with the registration of the securities offered hereby will be passed upon for the Company by Chadbourne & Parke LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

No dealer,  salesman or any other person   |
has been  authorized in connection with    |
this offering to give any information or   |
to make any representations  other than    |
those contained in this Prospectus.  The   |
Prospectus does not constitute an offer    |   838,228 Shares of Common Stock
or a solicitation  in any  jurisdiction    |
to any person to whom it is unlawful to    |
make such an offer or solicitation.        |               I-LINK
Neither the delivery of this Prospectus    |
nor any sale made hereunder shall, under   |             INCORPORATED
any  circumstances,  create an implication |
that there has been no change in the       |
circumstances  of the Company or the facts |
herein set forth since the date hereof.    |
                                           |
         TABLE OF CONTENTS                 |
                                           |
Available Information..................3   |    ----------------------------
Documents Incorporated By Reference....3   |
Prospectus Summary.....................4   |             PROSPECTUS
The Company............................4   |
Risk Factors...........................2   |    ----------------------------
Use Of Proceeds........................13  |
Determination Of Offering Price........13  |
Dilution...............................13  |
Selling Securityholder.................13  |
Plan Of Distribution...................18  |
Interests Of Named Experts And Counsel.19  |                     , 2000
Legal Matters..........................19  |
Experts................................19  |

                                     PART II


Item 14.  Other Expenses of Issuance and Distribution

         The estimated expenses to be incurred by the Company in connection with the registration of the securities subject of this registration statement, other than underwriting discounts and commissions, are estimated as follows:

SEC Registration Fee.......................................       $     1,607.82
Printing and Engraving Expenses............................       $     5,000
Registrant's Counsel Fees and Expenses.....................       $    10,000
Accountant's Fees and Expenses.............................       $     5,000
Miscellaneous Expenses.....................................       $    10,000
Estimated Total............................................       $    31,607.82

Item 15.  Indemnification of Officers and Directors.

         Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

         The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i) a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

         The Company's Bylaws provide that the Company shall indemnify any such person to the fullest extent provided by law and empowers the Company to purchase and maintain insurance on behalf of any such person.

         The Company previously entered into indemnification agreements with certain officers and directors of the Company for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of the Company; provided that no indemnification will be made in respect of any acts or omissions (a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 16. Exhibits.

3.1 Amended and Restated Articles of Incorporation, as further amended, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, File Number 0-17973.

3.7           Articles  of  Amendment  to the  Company's  Amended  and  Restated
              Articles of Incorporation, establishing the terms of Series F Preferred Stock, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998, File Number 0-17973.

5.1           Opinion of Counsel, to be filed by amendment.

23.1          Consent of PricewaterhouseCoopers LLP, filed herewith.

23.2 Consent of Counsel, included in Exhibit 5.1 to be filed by amendment.

Item 17. Undertakings

         The Company hereby undertakes:

         (a) Rule 415 Offering.

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Subsequent Exchange Act Documents Incorporated by Reference.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Incorporated Annual and Quarterly Reports

         The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are note set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Indemnification.

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, Utah, on May 3, 2000.

                                        I-LINK INCORPORATED
                                        (Registrant)


                                      By:    /s/ John W. Edwards
                                         ----------------------------------
                                         John W. Edwards, Chairman of the Board,
                                         and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                       Title                          Date
    ---------                       -----                          ----


  /s/ John W. Edwards               Chairman of the Board and      May 3, 2000
-------------------------------     Chief Executive Officer
    John W. Edwards


  /s/ Dror Nahumi                   President                      May 3, 2000
-------------------------------
    Dror Nahumi


  /s/ John M. Ames                  Chief Operating Officer and
-------------------------------    Acting Chief Financial Officer  May 3, 2000
    John M. Ames


/s/ David E. Hardy                  Secretary                      May 3, 2000
-------------------------------
    David E. Hardy


  /s/ Henry Y. L. Toh               Director                       May 3, 2000
-------------------------------
    Henry Y.L. Toh


  /s/ Thomas A. Keenan              Director                       May 3, 2000
-------------------------------
    Thomas A. Keenan


  /s/ David R. Bradford             Director                       May 3, 2000
-------------------------------
    David R. Bradford

                                  EXHIBIT 23.1

Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 13, 2000 relating to the consolidated financial statements, and our report dated April 13, 2000 relating to the financial statement schedules, which appear in I-Link Incorporated's Annual report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the caption "EXPERTS" in such Registration Statement.


PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah

May 3, 2000